Exhibit 10.4

Amended Equity Commitment Letter

TDR Capital II Holdings L.P.

20 Bentinck Street

London, WIU 2EU

November 6, 2017

Double Eagle Acquisition Corp.

2121 Avenue of the Stars

Suite 2300

Los Angeles, CA 90067

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement, dated as of August 21, 2017, among Algeco Scotsman Global S.à r.l. (“Algeco Global”), Algeco Scotsman Holdings Kft. (“Algeco Holdings” and, collectively with Algeco Global, the “Sellers”), Double Eagle Acquisition Corp. (the “Parent Acquiror”) and Williams Scotsman Holdco Corp. (the “Holdco Acquiror” and together with the Parent Acquiror, the “Acquirors”), as amended by that certain Amendment to Stock Purchase Agreement dated as of September 6, 2017 and that certain Second Amendment to Stock Purchase Agreement dated as of the date hereof (as the same may be further amended, modified or otherwise supplemented from time to time, the “Purchase Agreement”).

Pursuant to the terms and conditions of the Purchase Agreement, the Investor executed and delivered to the Parent Acquiror an equity commitment letter dated August 21, 2017 and attached hereto as Annex 1 (the “Prior Equity Commitment Letter”). Pursuant to Section 6 of the Prior Equity Commitment Letter, the Prior Equity Commitment Letter is hereby amended as set forth in this Amended Equity Commitment Letter (this “Amended Equity Commitment Letter”).

1.	Defined Terms. Capitalized terms used in this Amended Equity Commitment Letter and not otherwise defined herein have the meanings ascribed to them in the Prior Equity Commitment Letter.

2.	Amendment to Prior Equity Commitment Letter. Section 1 of the the Prior Equity Commitment Letter is hereby deleted in its entirety and replaced with the following:

“TDR Capital II Holdings L.P. (the “Investor”) agrees and commits that at the Closing, subject to the terms and conditions set forth below, the Investor will, and/or will cause one or more of its affiliates, co-investors or syndicatees to, purchase, directly or indirectly, from the Parent Acquiror, following the redomestication of Parent Acquiror as a Delaware corporation and pursuant to the terms and conditions of a Subscription Agreement in the form attached to the Purchase Agreement, (i) common equity of the Parent Acquiror, at a per share price of $9.60, in an amount in cash equal to (x) the Purchase Price plus the amount required to satisfy Section 8.02(f) of the Purchase Agreement plus the Transaction Expenses required to be paid on the Closing Date less (y) the Debt Financing Proceeds plus the amount of cash left in the Trust Account as of the Closing Date, which purchase amount shall not exceed $500 million, and (ii) up to an additional 10 million shares of common equity of the Parent Acquiror, at a per share price of $10.00, which purchase amount shall be dependent upon the aggregate dollar amount of redemptions of ordinary shares by the public shareholders of the Parent Acquiror in connection with the consummation of the transactions contemplated by the Purchase Agreement, and shall be calculated as follows: (A) if the amount of cash left in the Trust Account is equal to $500 million, then 10 million additional shares shall be purchased at an aggregate purchase price of $100 million, (B) if the amount of cash left in the Trust Account is less than $500 million but greater than $400 million, then a number of additional shares shall be purchased such that the aggregate purchase price for such shares equals the difference between $100 million and the aggregate dollar amount of such redemptions, or (C) if the amount of cash left in the Trust Account is equal to or less than $400 million, then no such additional shares shall be purchased (the amounts described in the foregoing clauses (i) and (ii) collectively, the “Closing Date Commitment”). For the avoidance of doubt, in no event shall the Closing Date Commitment exceed $500 million. Notwithstanding the foregoing, if the Closing shall occur, and the Closing Date Commitment is less than $500 million, the Investor hereby commits, and/or will cause one or more of its affiliates, co-investors or syndicatees to, purchase, directly or indirectly, from the Parent Acquiror, during the 12-month period immediately following the Closing Date (or such longer period as agreed to by the Investor in the Investor’s sole discretion), solely for purposes of funding Qualifying Acquisitions (as defined below), additional shares of the Parent Acquiror pursuant to a subscription agreement substantially in the form of the Subscription Agreement, at a per share price of $10.00, in an amount in cash that, when combined with the Closing Date Commitment, shall not exceed in the aggregate $500 million (the “Post-Closing Commitment” and, together with the Closing Date Commitment, the “Total Investor Commitment”). For the avoidance of doubt: (i) the Total Investor Commitment shall not exceed $500 million; (ii) the Closing Date Commitment shall be used solely to fund the Purchase Price and the Transaction Expenses if and when required to be paid by the Acquirors or the Sellers in accordance with the terms and subject to the conditions set forth herein and in the Purchase Agreement, and not for any other purpose whatsoever; (iii) the Investor will not have any obligation under any circumstance to contribute to, purchase equity securities or other instruments of, or otherwise provide funds to, the Parent Acquiror at any time in any amount in excess of the Total Investor Commitment; and (iv) in the event the Investor causes one or more of its affiliates, co-investors or syndicatees to fund a portion of the Closing Date Commitment and/or Post-Closing Commitment, the Investor or one of its controlled affiliates will fund at least the majority of such investment. For purposes of this Amended and Restated Equity Commitment Letter, a “Qualifying Acquisition” shall mean an acquisition of a business substantially similar to that of Williams Scotsman International, Inc., which has an enterprise value of $750 million or more, within twelve (12) months of the Closing (or such longer period as the Investor may agree to in the Investor’s sole discretion), which has been approved by the Board of Directors of the Parent Acquiror and, to the extent required, its shareholders. For the avoidance of doubt, a Qualifying Acquisition shall mean a subsequent acquisition following the Closing and shall not be interpreted to mean or include any of the transactions contemplated by the Purchase Agreement.”

3.	Except as specifically set forth in this Amended Equity Commitment Letter, all of the terms of the Prior Equity Commitment Letter shall remain unmodified and in full force and effect.

4.	This Amended Equity Commitment Letter, together with the Prior Commitment Letter and the Purchase Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

5.	This Amended Equity Commitment Letter may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Very truly yours,

TDR CAPITAL II HOLDINGS L.P.

		By:	/s/ Manjit Dale
Name: Manjit Dale for and on behalf of TDR Capital LLP
Title: Founding Partner

Accepted and agreed as of the date first written above:

DOUBLE EAGLE ACQUISITION CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President and Chief Executive Officer

Annex 1

Prior Equity Commitment Letter